EXHIBIT 10.2
AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT
          This Amendment No. 1 to Employment Agreement (this “Amendment”) is entered into as of March 9, 2009 by and between R.H. Donnelley Corporation, a Delaware corporation (“Company”) and Steven M. Blondy (“Executive”).
          WHEREAS, Executive is presently serving as Executive Vice President and Chief Financial Officer of the Company pursuant to an Amended and Restated Employment Agreement dated as of December 31, 2008 (the “Agreement”), and the parties hereto desire to amend the Agreement.
          NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements contained herein, the Company and Executive hereby agree as follows:
          1. Section 8(c)(i) of the Agreement is amended to read as follows:
Base Salary through the Date of Termination at the rate in effect at the time Notice of Termination, as defined in Section 8(g)(i) herein, is given, or if higher, at the rate in effect immediately prior to the event or circumstance leading to the termination of employment, plus a pro-rata (based on number of days employed during calendar year divided by 360) portion of the actual Bonus, plus all other amounts to which Executive is entitled under any then-existing compensation or benefit plan of the Company. Such pro-rata Bonus shall be payable in lump sum (less applicable withholdings) when such awards are generally distributed to current employees for the current fiscal year, but no later than March 15 of the year following the year in which the Bonus was earned.
     2. Except as modified and amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.
          IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the day and year first above written.

/s/ Steven M. Blondy
Steven M. Blondy

R.H. DONNELLEY CORPORATION
By:	/s/ Gretchen Zech
Gretchen Zech
Senior Vice President, Human Resources